Air Industries Group, Inc.
                               1479 Clinton Avenue
                            Bay Shore, New York 11706

                                                           As of October 9, 2009
Mr. and Mrs. John Gantt
183 Montecito Crescent
Melville, New York 11747

                          Re.: Welding Metallurgy, Inc.

Dear John and Lugenia:

      Our Amended and Restated Promissory Note in your favor dated as of August 24, 2007 (the "Note"), is expressly subordinated to the payment of our Senior Indebtedness as defined therein. As a condition to granting certain waivers, Steel City Capital Funding LLC ("SCCF"), one of our senior lenders, requires that neither Air Industries Group, Inc. nor any of its subsidiaries make any further payments under the Note until April 30, 2010. As of the date hereof, there is presently due and owing $2,043,871of principal and $157,548.50 of interest, and interest is accruing at the default rate of $11% per annum. We acknowledge that a default in our obligations under the Note has occurred and is continuing and that we have no defenses or counterclaims relating thereto.

      We hereby request your consent to a modification of the Note to defer all payments thereunder until the earlier of (a) the date all indebtedness owed by the Company to SCCF is paid in full or (b) April 30, 2010 (collectively, the "Forbearance Date"). Notwithstanding anything in the Note to the contrary, during the period from the date hereof until the Forbearance Date, interest shall accrue on the outstanding principal balance of the Note at the rate of 9% per annum and thereafter shall accrue at the rate as provided in the Note. Unless otherwise agreed, for purposes of determining the schedule pursuant to which the outstanding principal balance of the Note is to be repaid, a Blockage Event (as such term is defined in the Note) shall be deemed to be in existence during the period from the date hereof until the Forbearance Date, and as of the Forbearance Date, payments under the Note will resume as provided therein. Except as modified herein, the Note remains in full force and effect.

      As consideration for your consent to the foregoing, simultaneously herewith we shall pay to you a fee, not in reduction of amounts due under the Note, of $50,000. Except as modified herein, this letter shall not constitute a waiver of any rights or remedies which you may have under the Note or otherwise.

      If the foregoing is acceptable to you, please so signify by signing this letter in the space provided below whereupon this letter shall become a binding agreement among us and a modification of the terms of the Note.

                                      Very truly yours,

                                      /s/Peter Rettaliata
                                      -------------------
                                      Peter D. Rettaliata
                                      President

Accepted and agreed to as of the date first written above.

/s/ John Gantt
-----------------
John Gantt

/s/ Lugenia Gantt
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Lugenia Gantt